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                                                                    EXHIBIT 10.3


                     GENERAL RELEASE AND SEVERANCE AGREEMENT

         This General Release and Severance Agreement (the "Agreement") is entered into between Fuisz Technologies Ltd., a Delaware Corporation ("Fuisz") on the one hand, and Kenneth W. McVey ("McVey") and Castledermot Limited ("Castledermot"),a company incorporated in Bermuda, on the other.

         WHEREAS, on December 16, 1996 Fuisz and McVey entered into an Employment Agreement (the "Employment Agreement"), governing the terms of McVey's employment as President and Chief Executive Officer of Fuisz International Ltd. ("FIL"), a wholly owned subsidiary of Fuisz;

         WHEREAS, on April 18, 1997, Fuisz and McVey entered into a First Amendment to the Employment Agreement (the "Amended Employment Agreement"), governing McVey's employment as President and Chief Executive Officer of Fuisz;

         WHEREAS, on the same date Fuisz and McVey entered into an Assignment Agreement, pursuant to which the Amended Employment Agreement was assigned to Castledermot;

         WHEREAS, on May 22, 1998, Fuisz and McVey entered into a letter agreement amending the Amended Employment Agreement;

         WHEREAS, on April 19, 1999, the Compensation Committee of Fuisz extended the term of McVey's Employment Agreement until December 16, 2001;

         WHEREAS, Fuisz and McVey represent that these aforementioned agreements (the "Employment Agreements") constitute all employment agreements between the parties, other than agreements related to stock options, the Confidential Disclosure Agreement entered into on December 16, 1996 and Fuisz's indemnification obligations to McVey;

         THEREFORE, in exchange for good and adequate consideration, the adequacy of which is hereby specifically acknowledged, the Parties agree as follows:

                  1. Termination of McVey's Employment. McVey agrees to tender his resignation as Director of Fuisz, and Fuisz agrees to accept that resignation, effective 4:00 p.m. (E.S.T.) on May 24, 1999. McVey further agrees that his employment as President and Chief Executive Officer of Fuisz is terminated as of May 24, 1999. Moreover, McVey agrees that his employment and service with Fuisz and all of its subsidiaries, including but not limited to FIL, will be terminated on the Effective Date of this Agreement. Fuisz, McVey and Castledermot hereby terminate the Assignment Agreement as of the Effective Date of this Agreement.

                  2. Press Release. McVey has reviewed the press release attached to this Agreement. McVey agrees not to issue any press release of his own or to disavow the characterizations in the attached press release.
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                  3.       Severance.

                  a. The "Severance Period" shall be the period extending from the date of his termination of employment pursuant to paragraph 1 of this Agreement to and including December 15, 2001.

                  b. Fuisz agrees to pay severance to McVey in the amount of One Million, Six Hundred Eighty Four Thousand, Seven Hundred and Thirty Dollars ($1,684,730) (representing salary and minimum bonuses under the Employment Agreements for the Severance Period) within five business days after the Effective Date.

                  4.       Benefits.

                  a. During the Severance Period, Fuisz shall continue to cover McVey under all benefit programs as provided for in paragraph 9 of the Employment Agreement, under the same conditions that have applied to McVey and would apply to McVey if his employment with Fuisz had continued until December 16, 2001. All such coverage after the Effective Date of this Agreement shall be deemed to be provided pursuant to COBRA except that Fuisz shall pay all applicable premiums.

                  b. Fuisz agrees to pay one year of premiums as they become due under the Pacific Mutual Policy from the date hereof until the first anniversary of this agreement and to assign the policy to McVey.

                  5. Company Property/Account Balance. Fuisz agrees that it will allow McVey to retain his company provided Sony computer and the Chrysler Sebring which has previously been furnished for his use by Fuisz. Moreover, Fuisz agrees to pay McVey's outstanding business expenses incurred through the date of this Agreement upon being presented proper documentation of such expenses. Fuisz further agrees to maintain McVey's telephone extension and voice mail at its Chantilly, Virginia office until June 30, 1999.

                  6. Stock Options. Effective as of the Effective Date of this Agreement, McVey shall maintain all options received pursuant to existing agreements in accordance with their terms provided that, notwithstanding anything to the contrary in such stock option agreements, all such options shall become fully vested and exercisable as of the Effective Date of this Agreement. Attachment A sets forth a schedule of all options held by McVey, their exercise prices and their expiration dates.

                  7. Stock. Effective as of the Effective Date of this Agreement, Fuisz irrevocably waives and agrees to the elimination of all restrictions on the sale of all shares provided pursuant to paragraph 5 of the Employment Agreement.

                  8. Taxes. To the extent that any payments provided under of this Agreement are subject to any applicable federal, state, foreign, and local income, excise or other taxes, McVey agrees to pay such taxes and not to seek reimbursement or


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indemnification for such amounts from Fuisz. Fuisz shall withhold any amounts required by law from such payment.

                  9. Beneficiaries. Any payment to which McVey is entitled under this Agreement shall, in the event of his death, be made to his wife or such other persons as McVey shall designate in writing to Fuisz from time to time. If no such beneficiaries survive McVey, such payments shall be made to McVey's estate.

                  11. Effective Date. For purposes of all provisions set forth herein, the Effective Date of this Agreement shall be the first day as of which the seven-day revocation period described in paragraph 15b of this Agreement has expired.

                  12. Integration of Employment Agreement. As of the Effective Date of this Agreement, McVey agrees that this Agreement shall supersede and terminate all benefits and rights under the Employment Agreements, other than any benefits and rights (i) under the stock options set forth on Attachment A,
(ii) expressly set forth and restated herein, or (iii) pertaining to indemnification of McVey. Within five business days after the Effective Date Fuisz shall deliver to McVey a copy of Fuisz's directors and officers indemnification insurance policy as currently in force.

                  13. Integration of Confidential Disclosure Agreement. McVey and Castledermot hereby reconfirm their obligations under the Confidential Disclosure Agreement, dated December 16, 1996 and found at Attachment B, and as to Castledermot, those obligations under Article II.C. of the Assignment Agreement dated April 18, 1997.

                  14. Mutual Release of Claims and Covenant Not to Sue. Except with regard to obligations created by, arising out of, or described in this Agreement, the stock options set forth on Attachment A and agreements related to indemnification, McVey, Castledermot and Fuisz agree for themselves and any present or future successors, assigns, parents, subsidiaries, affiliates, directors, officers, general or limited partners, employees, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, and representatives, to release, discharge, and covenant not to sue each other for any claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which they may now have against each other; provided, however, that notwithstanding anything to the contrary set forth herein, this General Release shall not extend to claims by McVey and Castledermot for benefits under any employee pension benefit plans or retiree welfare benefit plans in which McVey and Castledermot may have been a participant by virtue of employment with Fuisz or for benefit claims under employee welfare benefit plans for occurrences (e.g., medical care. death. or onset of disability) arising after the execution of this Agreement by McVey and Castledermot . McVey and Castledermot understand that this



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includes, but is not limited, the release to any rights or claims McVey and
Castledermot may have under Title VII of the Civil Rights Act of 1964 ("Title VII"), which prohibits discrimination in employment based on race, national origin, religion or sex; the Americans with Disabilities Act ("ADA"); and claims pursuant to any other federal, state, or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, marital status or disability, or any other unlawful basis, claims for alleged violation of any other local, state, or federal law, regulation, ordinance, public policy, or common law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of McVey's employment with Fuisz. McVey and Castledermot understand that this also includes a release by McVey and Castledermot of claims for breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied convenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, and any claim under the Employee Retirement Income Security Act of 1974 ("ERISA") (except for claims for benefits under pension benefit plans, retiree welfare benefit plans and employee welfare benefit plans for occurrences arising after the execution of this Agreement). Fuisz understands that this includes any and all claims against McVey and/or Castledermot arising from or related to McVey's services to Fuisz or FIL. This release is intended to cover all claims in existence as of the date of this Agreement, including claims about which Fuisz, McVey and/or Castledermot know and claims about which Fuisz, McVey and/or Castledermot do not know. Fuisz, on the one hand, and McVey and Castledermot, on the other, further represent that it or he has not filed any claims against one another, or any of the individuals covered by this Agreement, with any governmental agency or any court.

                  15. Release of Age Discrimination Claims, Periods for Review and Reconsideration.

                      a. McVey understands and agrees that paragraph 14 of this Agreement includes a release of claims arising under the Age Discrimination in Employment Act ("ADEA") and that this provision does not waive rights or claims that may arise after the date the waiver is executed. McVey understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Agreement. McVey is hereby advised to consult with an attorney prior to executing the Agreement. McVey further warrants that he understands that he may use as much of or all of this 21-day period as he wishes before signing, and warrants that he has done so.

                      b. McVey further warrants that he understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to Richard C. Fuisz, M.D., Chairman of the Board. This Agreement shall be binding, effective, and enforceable upon the expiration of this seven-day revocation period with Dr. Richard Fuisz having received no such revocation, but not before such time.

                  16. Arbitration. Fuisz, McVey, and Castledermot agree that any dispute regarding any aspect of this Agreement or any act that allegedly has or would violate any provision of this Agreement will be submitted to arbitration in the county in


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Virginia where Fuisz's principle executive offices are located, in front of a single arbitrator, in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such claim or dispute. Each party shall submit three names of proposed arbitrators to the other side, including at least two names from a list of approved AAA arbitrators. If the parties cannot mutually agree on an arbitrator from such lists, each party shall strike two names from the other party's list and the arbitrator shall then be chosen at random by the AAA from the two remaining names. Fuisz and McVey agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. Each party shall be responsible its own attorneys fees and costs associated with such arbitration, except that the cost of the arbitration (such as the Arbitrator's fee) shall be shared equally between Fuisz and McVey. Notwithstanding the foregoing, McVey recognizes that a violation of the Confidential Disclosure Agreement reconfirmed in paragraph 13 of this Agreement and found at Attachment B could cause irreparable harm to Fuisz and Fuisz is entitled to seek injunctive relief in court for any alleged violations of such provisions while arbitration of the dispute is pending.

                  17. Provision Deemed Invalid. Should any of the provisions herein be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein and the parties shall negotiate the invalidated provision or provisions in good faith to effectuate its or their purpose and to conform it or them to law.

                  18. Waiver. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach of any party.

                  19. Complete Agreement. This Agreement (including the Attachments hereto), the stock options set forth on Attachment A, the agreements related to indemnification, the Confidential Disclosure Agreement set forth at Attachment B and those obligations under Article II.C. of the Assignment Agreement dated April 18, 1997, set forth the all agreements between Fuisz, McVey, and Castledermot and may not be modified, altered, changed, or terminated except upon the express written consent of both a duly authorized representative of Fuisz, McVey, and Castledermot. A copy of Article Seventh of Fuisz's Fourth Amended and Restated Certificate of Incorporated, as amended, as currently in effect is set forth at Attachment C to this Agreement. Should Fuisz request any services from McVey subsequent to the Effective Date, Fuisz agrees to pay all reasonable expenses and a mutually agreed upon daily or hourly rate to McVey for such services.



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                  20. Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

         The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provision; and intend to agree that it is final and binding on all parties.

         IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the date shown below.

    Dated:  ___________________           By:
                                                 -----------------------------
                                                 Kenneth W. McVey

    Dated:  ___________________           By:
                                                 -----------------------------
                                                 Name:
                                                       ----------------------
                                                 Title:
                                                        ---------------------
                                                 Castledermot Limited

    Dated:  ___________________           By:
                                                 -----------------------------
                                                 Richard C. Fuisz, M.D.
                                                 Chairman
                                                 Fuisz Technologies Ltd.


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